UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
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American Century Capital Portfolios, Inc. (Name of Registrant as Specified in Charter)
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INFORMATION STATEMENT

American Century Capital Portfolios, Inc.

AC Alternatives Income Fund

4500 Main Street
Kansas City, Missouri 64111

Information Statement is available at www.americancentury.com

American Century Capital Portfolios, Inc. (the “Corporation”) is furnishing this Information Statement with respect to the AC Alternatives Income Fund (the “Fund”) to shareholders to notify you of the approval by the Board of Directors of a new subadvisory agreement (“New Subadvisory Agreement”) between American Century Investment Management, Inc. (“ACIM” or the “Advisor”), the investment advisor to the Fund, and Timbercreek Asset Management (U.S.) LLC (“Timbercreek”), who has been retained by the Advisor to perform certain investment advisory services for the Fund. This Information Statement is being provided to shareholders pursuant to the terms of an exemptive order that the Corporation has received from the United States Securities and Exchange Commission (“SEC”) that allows certain subadvisor changes to be made without shareholder approval (the “Manager of Managers Order”). Subject to certain conditions, the Manager of Managers Order allows the Advisor, with the approval of the Corporation’s Board of Directors (the “Board”), to select subadvisors and to enter into new subadvisory agreements without obtaining shareholder approval. The Information Statement, which must be sent to shareholders within 90 days of hiring a new subadvisor, is being mailed on or about June 19, 2017 to shareholders of record as of June 5, 2017. The Advisor will pay the costs associated with preparing and distributing this Information Statement to shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY
INTRODUCTION
The Fund is a multi-manager fund, which means that the Advisor has retained several subadvisors, each employing its own particular investment strategy, to manage and make investment decisions with respect to the Fund’s assets. Perella Weinberg Partners Capital Management LP (“PWP”) has been engaged by the Advisor to identify and recommend other underlying subadvisors to manage distinct investment strategies within the Fund. PWP uses a flexible and opportunistic investment strategy that allocates assets among underlying subadvisors with expertise in various investment strategies, and supplements those strategies with its own direct investment management and hedging strategies. PWP also provides tactical allocation of assets among the various underlying subadvisors and a framework for the risk management and investment monitoring of the Fund. The Advisor provides oversight of each of these functions.
The Fund pursues its investment objective by focusing primarily on asset classes and strategies that generate current income and will invest primarily in income generating securities. Specifically the fund will combine several distinct strategies designed to capture current yield from a variety of income producing securities with an additional focus on seeking to protect investor purchasing power through capital appreciation.
PWP may make recommendations to the Advisor to hire and/or replace underlying subadvisors from time to time. To identify underlying subadvisors, PWP uses various selection criteria, which include investment capability, alignment with Fund objectives, ability to complement the styles of other subadvisors to achieve the Fund’s objective and other factors. The Advisor will then determine which underlying subadvisor selections are recommended to the Board for approval. In making allocation decisions regarding underlying subadvisors, PWP and the Advisor perform due diligence on both investment and general business aspects of the underlying subadvisor. This analysis considers, among other factors, the manager’s investment philosophy and process, historical track record, infrastructure, risk management capabilities, and organizational stability. PWP and the Advisor also consider the outlook for an underlying subadvisor’s investment strategy given current and future capital market and economic conditions. The Advisor may decide to terminate an allocation to an underlying subadvisor or investment strategy when it no longer believes the underlying subadvisor can contribute favorably towards the overall desired risk and return profile for the Fund. Such decisions could be based on a recommendation from PWP, a change in current or expected capital market and economic conditions, key employee turnover, or a change in the manager’s investment or risk management process, among other factors.

NEW SUBADVISOR
Timbercreek Asset Management (U.S.) LLC
At a meeting held on June 29, 2016, and pursuant to PWP’s and the Advisor’s recommendation, the Board approved Timbercreek as an underlying subadvisor for the Fund and approved a related subadvisory agreement. Timbercreek was not added to the Fund’s lineup of underlying subadvisors, however, until May 2, 2017.
Timbercreek is located at 205 East 42nd Street, Floor 17, New York, NY 10017. Timbercreek is the U.S. subsidiary of an asset management group founded in 1999, and is an active investor, owner and manager of global real estate and related assets. Timbercreek is focused on delivering sustainable and growing returns to investors and employs a value-oriented investment philosophy combined with an active, hands-on asset management platform to identify opportunities that will generate predictable and sustainable long-term cash flow. Timbercreek, together with its affiliates, employs more than 500 individuals with a head office in Toronto and 19 investment and asset management offices spread across Canada, the United States, Europe and Hong Kong. Timbercreek, together with its affiliates, currently manages approximately $6.0 billion in total assets.
Timbercreek will manage a global real estate strategy for the Fund consisting primarily of real estate related common and preferred equity securities.
Timbercreek Subadvisory Agreement
Under the New Subadvisory Agreement, subject to the supervision and oversight of the Advisor, Timbercreek, with respect to the portion of the Fund allocated to it by PWP (“Timbercreek Assets”), will conduct a continual program of investment and make investment decisions with respect to the Timbercreek Assets, place purchase and sale orders on behalf of the Fund (subject to the duty of best execution) and maintain such books and records as required by the Investment Company Act of 1940 and the Investment Advisers Act of 1940. The Advisor will vote the Fund’s investment securities in accordance with the Fund’s proxy voting policies and procedures. Timbercreek will not be responsible for voting such securities, but upon reasonable request by the Advisor will assist the Advisor in determining how securities shall be voted. Timbercreek’s investment authority is subject to the Fund’s registration statement, the Fund’s investment policy statement and the investment guidelines for the Timbercreek Assets, other written policies of the Fund, applicable laws and regulations and the oversight of the Board of Directors, the Advisor and PWP.
Under the New Subadvisory Agreement, neither Timbercreek nor any officer, director, partner, agent, employee or controlling person of Timbercreek (“Subadvisor Parties”) shall be liable for any loss due solely to a mistake of investment judgment, but shall be liable for any losses which are incurred by reason of an act or omission of itself or any Subadvisor Parties if such act or omission involves willful malfeasance, bad faith, gross negligence or reckless disregard, or breach of its duties or obligations thereunder. The Agreement provides that the foregoing does not, however, relieve Timbercreek from any of its obligations or duties that may not by law be limited or waived.
In consideration of the services provided by Timbercreek with respect to the Timbercreek Assets, the Advisor will pay Timbercreek a management fee that shall be payable quarterly in arrears on or before the 30th calendar day following the end of each applicable quarter.
The New Subadvisory Agreement became effective as of July 8, 2016, and shall continue in effect for a period of two years from such date, unless sooner terminated as therein provided, and shall continue in effect from year to year thereafter so long as such continuance is specifically approved by the Board of Directors.
The New Subadvisory Agreement may be terminated on 60 days’ prior written notice to Timbercreek (i) by the Board of Directors, (ii) by a vote of holders of a majority of the Fund’s outstanding voting securities, or (iii) by the Advisor. The New Subadvisory Agreement may be terminated by Timbercreek upon 60 days’ prior written notice to the Advisor and the Corporation. The New Subadvisory Agreement shall terminate automatically upon the termination of the management agreement between the Advisor and the Corporation. The New Subadvisory Agreement shall also terminate automatically in the event of its assignment, as such term is defined in Section 2(a)(4) of the Investment Company Act of 1940.
BOARD CONSIDERATION OF NEW SUBADVISOR
At a meeting held on June 29, 2016, the Board considered and approved the New Subadvisory Agreement. In approving the New Subadvisory Agreement, the Board considered the following criteria:

•	The nature, extent, and quality of the investment management services to be provided by Timbercreek to the Fund;

•	The Timbercreek group’s experience in managing real estate strategies;

•	The expected liquidity of the securities held in Timbercreek’s portfolio;

•	Data comparing the performance of the Timbercreek group’s Income Strategy to an appropriate benchmark;

•	The compliance policies, procedures, and regulatory experience of Timbercreek; and

•	PWP’s proposed investment guidelines for Timbercreek’s management of the Fund.

The Board also received a recommendation from ACIM and PWP to approve Timbercreek, which included a presentation covering an investment overview of Timbercreek and a review of the due diligence conducted by ACIM and PWP with respect to Timbercreek.
Under the New Subadvisory Agreement, Timbercreek is responsible for managing a portion of the investment operations and composition of the Fund, including the purchase, retention, and disposition of the investments held by the Fund. In performing its evaluation, the Board considered information received in connection with the approval of the New Subadvisory Agreement, as well as information to be provided on an ongoing basis at its regularly scheduled Board and committee meetings. The Board considered the profitability of Timbercreek and determined to defer any review of profitability of the New Subadvisory Agreement until Timbercreek has served in that capacity for a reasonable amount of time. The Board acknowledged that the subadvisory fees to be paid to Timbercreek is paid from the unified fee of the Advisor as a result of arm’s length negotiations. The Board also considered the independence of Timbercreek from the Advisor and PWP.
After considering all information presented, and while no single factor was determinative, the Board, assisted by the advice of independent legal counsel, concluded that the New Subadvisory Agreement be approved.
ADDITIONAL INFORMATION
Service Providers
ACIM, a Delaware corporation registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, is the Fund’s investment adviser. Jonathan Thomas, President and Director of the Fund, also serves as an Executive Vice President and Director of ACIM. American Century Investment Services, Inc., a registered broker-dealer, serves as the Fund’s principal underwriter. American Century Services, LLC serves as the Fund’s transfer agent and administrator. ACIM, ACS and ACIS are located at 4500 Main Street, Kansas City, Missouri 64111 and are wholly owned, directly or indirectly, by American Century Companies, Inc. (“ACC”). The Stowers Institute for Medical Research (SIMR) controls ACC by virtue of its beneficial ownership of more than 25% of the voting securities of ACC. SIMR is part of a not-for-profit biomedical research organization dedicated to finding the keys to the causes, treatments and prevention of disease.
The Advisor has entered into an Administration Agreement with State Street Bank and Trust Company (SSB) to provide certain fund accounting, fund financial reporting, tax and treasury/tax compliance services for the Fund, including striking the daily net asset value for the Fund. While ACS continues to serve as the administrator of the Fund, SSB provides sub-administrative services that were previously undertaken by ACS. SSB is located at State Street Financial Center, One Lincoln Street, Boston, MA 02111.
For the period from November 1, 2015 to October 31, 2016, the Fund paid the Advisor a unified management fee of 1.99% for the Investor, A , C and R Class, a unified management fee of 1.79% for the I Class, and a unified management fee of 1.64% for the R6 Class. This resulted in payments of $515,417 for the Investor Class, $213,252 for the A Class, $189,613 for the C Class, $35,620 for the R Class, $101,317 for the I Class, and $30,712 for the R6 Class. Because the Y and T Classes are new, no unified management fees were paid with respect to those classes for the period from November 1, 2015 to October 31, 2016.
For the period from November 1, 2015 to October 31, 2016, the Advisor paid investment advisory fees to non-affiliated subadvisors in the amount of $590,936, which represents .975% of the Fund’s net assets.
The fees and expenses, including the unified management fees paid by the Fund to the Advisor, will be:

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)
	Investor	I	Y	A	T	C	R	R6
Management Fee	2.00%	1.80%	1.65%	2.00%	2.00%	2.00%	2.00%	1.65%
Distribution and Service (12b-1) Fees	None	None	None	0.25%	0.25%	1.00%	0.50%	None
Other Expenses
Interest on Short Sales	0.01%	0.01%	0.01%	0.01%	0.01%	0.01%	0.01%	0.01%
Other	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Acquired Fund Fees and Expenses	0.06%	0.06%	0.06%	0.06%	0.06%	0.06%	0.06%	0.06%
Total Annual Fund Operating Expenses	2.07%	1.87%	1.72%	2.32%	2.32%	3.07%	2.57%	1.72%
Fee Waiver[1]	0.08%	0.08%	0.08%	0.08%	0.08%	0.08%	0.08%	0.08%
Total Annual Fund Operating Expenses After Waiver	1.99%	1.79%	1.64%	2.24%	2.24%	2.99%	2.49%	1.64%

[1]
The advisor has agreed to waive 0.08 percentage points of the fund’s management fee. The advisor expects this waiver to continue until April 9, 2018, and cannot terminate it prior to such date without the approval of the Board of Directors.

The aggregate fees paid to the non-affiliated subadvisors will be 1.0016% of the Fund’s net assets.

The funds’ distributor (ACIS) and investment advisor (ACIM) are wholly owned, directly or indirectly, by ACC. On May 19, 2016, Nomura Holdings, Inc. (Nomura) acquired an indirect equity ownership interest in ACC. The fund listed below paid Instinet Incorporated, a subsidiary of Nomura, the following brokerage commissions for the fiscal year ended October 31, 2016.

Fund	2016 [1]
AC Alternatives Income	$86
1 Brokerage commissions paid during the portion of the year the fund considered Nomura to be an affiliated broker-dealer.
The following table shows the fund’s aggregate brokerage commissions paid to Nomura and the fund’s aggregate dollar amount of portfolio transactions involving the payment of commissions effected through Nomura for the portion of the year the fund considered Nomura to be an affiliated broker-dealer, as a percentage of the total paid during the fiscal year ended October 31, 2016.

Fund	Percentage of Brokerage Commissions	Percentage of Dollar Amount Portfolio Transactions
AC Alternatives Income	0.46%	0.63%
Brokerage commissions paid by a fund may vary significantly from year to year as a result of changing asset levels throughout the year, portfolio turnover, varying market conditions, and other factors.
The principal shareholders of the Fund are set forth on Exhibit A.
Additional Information about the New Subadvisor
Timbercreek Asset Management, Inc. (“TAM”) is the sole owner of Timbercreek.  The general nature of TAM’s business is real estate investment and asset management.  There are two individuals who beneficially own greater than 10%.  Blair Tamblyn and Ugo Bizzarri each beneficially own 22.78% of Timbercreek Asset Management, Inc.
The principal executive officers, and any director(s) or general partner(s) of Timbercreek as of the date of this document are set forth in the table below. The business address of each person is 205 East 42nd Street, Floor 17, New York, NY 10017.

Name	Position with Timbercreek
Samuel Sahn	Director
Peter Hawkings	Chief Compliance Officer
Reports to Shareholders
You may obtain a free copy of the Fund’s annual reports and semiannual reports, and you may ask questions about the Fund or your accounts, online at americancentury.com, by contacting American Century Investments at the addresses or telephone numbers listed below or by contacting your financial intermediary.

Retail Investors P.O. Box 419200 Kansas City, Missouri 64141-6200 1-800-345-2021 or 816-531-5575	Financial Professionals P.O. Box 419385 Kansas City, Missouri 64141-6385 1-800-345-6488

Exhibit A
Principal Shareholders
As of June 1, 2017, the following shareholders owned more than 5% of the outstanding shares of a class of the funds. The table shows shares owned of record, unless otherwise noted.

Fund/ Class	Shareholder	Percentage of Outstanding Shares Owned of Record
AC Alternatives Income
Investor Class
	Morgan Stanley Smith Barney Jersey City, New Jersey	42%
	American Enterprise Investment Svc Minneapolis, Minnesota	30%
	PWP Agility II Holdings LP Partnership New York, New York	6%
	Charles Schwab & Co Inc. San Francisco, California	6%
I Class
	Spec Cdy A/C Excl Ben Cust UBSFSI Weehawken, New Jersey	48%
	National Financial Services LLC Jersey City, New Jersey	28%
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	10%
	PWP Agility II Holdings LP Partnership New York, New York	10%
Y Class
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	100%
A Class
	Morgan Stanley Smith Barney Jersey City, New Jersey	38%
	PWP Agility II Holdings LP Partnership New York, New York	34%
	American Enterprise Investment Svc Minneapolis, Minnesota	16%
	RBC Capital Markets LLC San Francisco, California	5%
C Class
	Morgan Stanley Smith Barney Jersey City, New Jersey	38%
	PWP Agility II Holdings LP Partnership New York, New York	29%
	American Enterprise Investment Svc Minneapolis, Minnesota	21%
R Class
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	50%
	PWP Agility II Holdings LP Partnership New York, New York	50%

Fund/ Class	Shareholder	Percentage of Outstanding Shares Owned of Record
AC Alternatives Income
R6 Class
	PWP Agility II Holdings LP Partnership New York, New York	76%
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	24%
AC Alternatives Long Short
Investor Class
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	49%
	PWP Agility III Holdings LP Partnership New York, New York	49%
I Class
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	48%
	PWP Agility III Holdings LP Partnership New York, New York	48%
Y Class
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	100%
A Class
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	50%
	PWP Agility III Holdings LP Partnership New York, New York	50%
C Class
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	50%
	PWP Agility III Holdings LP Partnership New York, New York	50%
R Class
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	50%
	PWP Agility III Holdings LP Partnership New York, New York	50%
R6 Class
	PWP Agility III Holdings LP Partnership New York, New York	77%
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	23%
The Funds are unaware of any other shareholders, beneficial or of record, who own more than 5% of any class of each Fund’s outstanding shares or who owns more than 25% of the voting securities of the corporation. A shareholder owning beneficially more than 25% of the corporation’s outstanding shares may be considered a controlling person. The vote of any such person could have a more significant effect on matters presented at a shareholders’ meeting than votes of other shareholders. As of June 1, 2017, the officers and directors of the Funds, as a group, owned less than 1% of any class of the Funds’ outstanding shares.

American Century Capital Portfolios, Inc.

AC Alternatives Income Fund
4500 Main Street
Kansas City, Missouri 64111

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

This communication presents only an overview of the more complete information statement that is available to you on the internet relating to the AC Alternatives Income Fund (the “Fund”), a series of American Century Capital Portfolios, Inc. (the “Corporation”). We encourage you to access and review all of the important information contained in the information statement.
The Information Statement details a recent subadvisor addition relating to the Fund. Specifically, the Board of Directors of the Corporation (the “Board”) has approved the selection of Timbercreek Asset Management (U.S.) LLC, who has been retained by the American Century Investment Management, Inc. (“Advisor”) to perform certain investment advisory services for the Fund. The selection of Timbercreek became effective May 2, 2017. The Corporation has received an exemptive order for the U.S. Securities and Exchange Commission (“SEC”) that allows certain subadvisor changes to be made without shareholder approval (the “Manager of Mangers Order”). Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The Manager of Managers Order instead requires that this Information Statement be sent to you.
The full information statement will be available on the Funds’ website at www.americancentury.com/content/americancentury/direct/en/investment-products/mutual-funds/mutual-fund-details/documents-insights/ac-alternatives-income.html, until September 17, 2017. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting American Century Investments at the addresses or telephone numbers listed below or by contacting your financial intermediary.

Retail Investors P.O. Box 419200 Kansas City, Missouri 64141-6200 1-800-345-2021 or 816-531-5575	Financial Professionals P.O. Box 419385 Kansas City, Missouri 64141-6385 1-800-345-6488

Investment Company Act File No. 811-7822
CL-SPL-92577   1706